Exhibit 99.1

 Education Management Corporation Reports Fiscal 2003 Fourth Quarter and Fiscal
                Year Financial Results; Jock McKernan named CEO

    PITTSBURGH, Aug. 4 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the fourth quarter and twelve months ended June 30, 2003. For the quarter, net revenues increased 22.1% to $163.1 million and net income grew 48.9% to $9.1 million, or 25 cents per diluted share.

    Robert Knutson, EDMC's Chairman and Chief Executive Officer, commented, "We are pleased to report another fiscal year of strong financial results. We continue to see significant interest in our program offerings and our education institutions are off to a good start for fiscal 2004."

    The company also announced that effective September 1, 2003, John McKernan, President, will also become Chief Executive Officer. Robert Knutson will continue as Chairman. Each will be employed under a five-year contract.

    Mr. Knutson said, "Jock McKernan has the breadth of experience and the leadership qualities that will serve our company well as we continue our planned growth. While this will give me some additional personal time, the performance of EDMC and attaining our strategic objectives will continue to be my top priority. I will remain a member of our Management Committee, which includes Jock McKernan and our highly qualified executive vice presidents Rob McDowell, Dave Pauldine, and, when we close on our acquisition of American Education Centers, Bill Brooks."


    Financial highlights:

     - Revenues for the three months ended June 30, 2003 increased 22.1% to $163.1 million, compared to $133.5 million for the same period a year ago. For the twelve months ended June 30, 2003, revenues rose 27.9% to $640.0 million, compared to $500.6 million, for the comparable twelve-month period last year. Revenue growth in the fourth quarter resulted from a 16.7% increase in total student enrollment and an increase of approximately 6% in average tuition rates. Total enrollment at the start of the fourth quarter of fiscal 2003 was 41,767 students as compared to 35,790 students for the same period last year.
     - Fourth quarter income before interest and taxes (operating income) rose 57.8% to $15.7 million from $9.9 million for the same period a year ago. For fiscal 2003, operating income rose 34.5% to $92.7 million compared with $69.0 million in the prior year. The consolidated operating margin improved 218 and 71 basis points for the quarter and fiscal year, respectively. Educational services expense for both the fourth quarter and fiscal year ended June 30, 2003 includes a $3.2 million charge related to revising the estimated useful lives of several classes of fixed assets and the resulting write-off of the net book value of certain fixed assets as of the start of the fourth quarter.
     - The effective tax rate for the fiscal year was 38.5%, up from 37.2% in the prior year. Last year's provision reflects the one-time tax credit for building rehabilitation. The tax rate for the fiscal year is higher than the rate recorded for the first three quarters due primarily to the distribution of taxable income as apportioned through unitary filings.
     - Net income for the quarter grew 48.9% to $9.1 million, or $.25 per diluted share, compared to $6.1 million, or $.17 per diluted share, in the fourth quarter last year. For fiscal 2003, net income rose 33.0% to $56.3 million, or $1.54 per diluted share, compared to $42.3 million, or $1.23 per diluted share in the prior fiscal year.
     - At June 30, 2003, the Company had cash and cash equivalents of $80.5 million. Cash flow from operations for the twelve-month period ending June 30, 2003 was $78.0 million, compared to $92.8 million last fiscal year. Cash flow was affected by The Art Institutes' current summer academic quarter starting six days later in July this year than last year. Student loan proceeds normally received by electronic transfer in the last week of June were received in early July, because federal regulations provide for the payment of these funds only within ten days of the start of classes. Last year $31.0 million in financial aid related to The Art Institutes' summer quarter starting in July was received in June, while none was received in June this year.
     - Capital expenditures for the fiscal year totaled $76.9 million on an accrual basis. The new Twin Cities facility located in Eagan, Minnesota is on schedule to open next month and the Company's Tampa startup is on schedule to open in early calendar 2004.

    Student Enrollment

    At the start of the current summer quarter (first quarter of fiscal 2004), total enrollment at EDMC's schools was 39,977, a 21.8% increase from the same time last year. The Art Institutes' enrollment increased 17.1% to 32,910 from 28,108 in the prior year. Total enrollment for the current summer quarter for Argosy University, Western State and South University increased 50.2% over the prior year. South University enrollment was 1,254 students in the first quarter of fiscal 2004.



                                      2004            2003         Change
                                     Summer          Summer           %
     Total enrollment
        The Art Institutes            32,910          28,108         17.1%
        Argosy University, Western
         State University and
         South University              7,067           4,706         50.2%
     Total enrollment                 39,977          32,814         21.8%

     Same-school enrollment
      (schools owned for 2 years
       or more)
        The Art Institutes            30,961          27,115         14.2%
        Argosy University and
         Western State University      5,761           4,706         22.4%
     Total same-school enrollment     36,722          31,821         15.4%

     Total online enrollment *         3,051           1,101        177.1%

     * Enrollment based on a point-in-time methodology



    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begins a new post-secondary education program. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.


    Business Outlook

    For the first fiscal quarter, the Company estimates revenue growth of approximately 25% and diluted EPS of $0.10. For the fiscal year ending
June 30, 2004, the Company projects revenue growth of approximately 22% and diluted EPS of approximately $1.87. The above estimates include results for South University, acquired July 14, 2003, but do not include revenues and income from the announced acquisition of American Education Centers, which the Company expects to close in early September.


    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2003 fourth quarter and year-end results tomorrow at 10:30 a.m. (Eastern
Time). Those wishing to participate in this call should dial 303-262-2125 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com .

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Including the recent acquisition of South University, student enrollment was approximately 45,000 as of fall 2002. EDMC has 47 primary campus locations in 20 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.


     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900

     James Sober, CFA
     Vice President, Investor Relations
     (412) 995-7684


                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                           For the three months      For the twelve months
                               ended June 30,            ended June 30,
                                (unaudited)
                            2002          2003         2002          2003

    Net revenues          $133,502      $163,057     $500,576      $640,027

    Costs and expenses:
     Educational services   92,318       114,228      325,027       417,557
     General and
      administrative        29,380        31,972      102,486       125,294
     Amortization of
      intangible assets      1,879         1,192        4,096         4,443
                           123,577       147,392      431,609       547,294


    Income before interest
     and taxes               9,925        15,665       68,967        92,733
       Interest expense,
        net                    247           301        1,552         1,282

    Income before income
     taxes                   9,678        15,364       67,415        91,451
       Provision for
        income taxes         3,564         6,257       25,101        35,174

    Net income              $6,114        $9,107      $42,314       $56,277

    Diluted earnings per
     share                    $.17         $ .25        $1.23         $1.54

    Weighted average number
     of diluted shares
     outstanding (000's):   36,626        37,060       34,479        36,509


    Selected Cash Flow Data:
                                                       For the year ended
                                                             June 30,
                                                        2002           2003

     Cash flows from operations                       $92,778        $77,971
     Capital expenditures                              45,400         80,809
     Depreciation and amortization                     34,064         44,920


    Selected Consolidated Balance Sheet Data:
                                                           As of June 30,
                                                        2002           2003

     Cash and cash equivalents                        $86,233        $80,491
     Receivables, net                                  30,378         39,709
     Current assets                                   140,042        151,201
     Total assets                                     492,655        566,745
     Current liabilities                              139,672        130,267
     Long-term debt (including current portion)        28,576         38,500
     Shareholders' investment                         346,577        427,779



SOURCE  Education Management Corporation
    -0-                             08/04/2003
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  FIN EDU
SU:  ERN ERP MAV CCA PER